SAILFISH ENERGY HOLDINGS CORPORATION

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

(337) 237-0410

April 5, 2018

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention: H. Roger Schwall

Re:	Sailfish Energy Holdings Corporation
Registration Statement on Form S-4
File No. 333-222341

Dear Mr. Schwall:

In accordance with Rule 461 under the Securities Act of 1933, as amended, Sailfish Energy Holdings Corporation (the “Company”) respectfully requests that the effective time of the Registration Statement on Form S-4 (File No. 333-222341) of the Company, as amended (the “Registration Statement”), be accelerated to 4:00 p.m., Eastern time, on April 9, 2018, or as soon thereafter as practicable.

[signature page follows]

Sincerely,

By:	/s/ James M. Trimble
Name:	James M. Trimble
Title:	Interim Chief Executive Officer and President

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